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                                EXHIBIT INDEX

(a)(4) Articles of Amendments to the Articles of Incorporation, dated April 21, 2006.

(d) Investment Management Services Agreement, dated May 1, 2006, between Registrant and RiverSource Investments, LLC.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)    Consent of Independent Registered Public Accounting Firm.